EXHIBIT 2

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

THE INVESTOR LISTED ON THE SIGNATURE PAGE HERETO

AND

INSPIRE PHARMACEUTICALS, INC.

July 17, 2007

TABLE OF CONTENTS

SECTION 1.	INTERPRETATION OF THIS AGREEMENT	1
1.1.	Defined Terms	1

SECTION 2.	AUTHORIZATION OF SHARES; PURCHASE AND SALE OF SHARES	5
2.1.	Authorization of Shares	5
2.2.	Issuance of Shares	5
2.3.	Closing and Closing Date	6
2.4.	Delivery	6

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	6
3.1.	Corporate Organization	6
3.2.	Subsidiaries	6
3.3.	Capitalization	7
3.4.	Corporate Proceedings, etc.	7
3.5.	Consents and Approvals	8
3.6.	Absence of Defaults, Conflicts, etc.	8
3.7.	Reports and Financial Statements	8
3.8.	Absence of Certain Developments	9
3.9.	Compliance with Law	10
3.10.	Litigation	11
3.11.	Absence of Undisclosed Liabilities	11
3.12.	Employees; Company Benefit Plans	11
3.13.	Tax Matters	12
3.14.	Intellectual Property	12
3.15.	Real Property	13
3.16.	Title to Tangible Assets	13
3.17.	Condition and Sufficiency of Properties	14
3.18.	Transactions with Related Parties	14
3.19.	Registration Rights	14
3.20.	Brokerage	14
3.21.	Illegal or Unauthorized Payments; Political Contributions	14
3.22.	Takeover Statute	15
3.23.	NASDAQ Compliance	15
3.24.	Reporting Status	15
3.25.	No Manipulation of Common Stock	15
3.26.	Accountants	15
3.27.	Internal Accounting Controls	15
3.28.	Environmental Matters	16
3.29.	FDA Approval	16
3.30.	Insurance	17
3.31.	Transfer Taxes	17
3.32.	Investment Company	17
3.33.	Private Offering	17
3.34.	Vote Required	18
3.35.	Rights Amendment	18

i

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR	18

SECTION 5.	ADDITIONAL AGREEMENTS OF THE PARTIES	20
5.1.	Covenants Pending Closing	20
5.2.	Further Assurances	20
5.3.	Investor Designees	20
5.4.	Subscription Right	21
5.5.	Consents and Approvals; Proxy Statement	23
5.6.	Use of Proceeds	24
5.7.	Takeover Statute	24
5.8.	Tax Covenants	24

SECTION 6.	INVESTOR’S CLOSING CONDITIONS	25
6.1.	Representations and Warranties	25
6.2.	Compliance with Agreement	25
6.3.	Injunction	25
6.4.	Counsel’s Opinion	25
6.5.	Adverse Development	25
6.6.	Director	26
6.7.	Registration Rights Agreement	26
6.8.	Standstill Agreement	26
6.9.	Rights Amendment	26
6.10.	Stop Orders	26
6.11.	Listing of the Common Stock	26
6.12.	Filing of Certificate of Designations	26
6.13.	Officer’s Certificate	26
6.14.	Secretary’s Certificate	26
6.15.	Approval of Proceedings	27
6.16.	Waiver of Section 203	27
6.17.	Confidentiality Agreement	27

SECTION 7.	COMPANY CLOSING CONDITIONS	27
7.1.	Representations and Warranties	27
7.2.	Compliance with Agreement	28
7.3.	Investor’s Certificates	28
7.4.	Injunction	28
7.5.	Standstill Agreement	28
7.6.	Approval of Proceedings	28

SECTION 8.	COVENANTS	28
8.1.	Management Rights	28
8.2.	Confidentiality	29
8.3.	Lost, etc. Certificates Evidencing Shares; Exchange	30
8.4.	Securities Law Disclosure; Publicity	30
8.5.	HSR Act Filing	31
8.6.	Insurance	31

SECTION 9.	MISCELLANEOUS	31
9.1.	Notices	31

ii

9.2.	Expenses and Taxes	32
9.3.	Reproduction of Documents	32
9.4.	Termination and Survival	32
9.5.	Successors and Assigns	33
9.6.	Severability	33
9.7.	Governing Law	33
9.8.	Paragraph and Section Headings	33
9.9.	Limitation on Enforcement of Remedies	34
9.10.	Counterparts	34
9.11.	Entire Agreement; Amendment and Waiver	34

Exhibit A	Schedule of Investors
Exhibit B	Certificate of Designations
Exhibit C	Certificate of Incorporation
Exhibit D	Bylaws
Exhibit E	Registration Rights Agreement
Exhibit F	Standstill Agreement
Exhibit G	First Amendment to Rights Agreement
Exhibit H	Press Release

iii

INSPIRE PHARMACEUTICALS, INC.

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of July 17, 2007, is made by and between Inspire Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the investor listed on Exhibit A hereto (the “Investor”).

RECITALS:

WHEREAS, subject to the terms and conditions hereof, the Company desires to sell to the Investor and the Investor desires to purchase from the Company 140,186 shares of its Series A Exchangeable Preferred Stock, par value $0.001 per share (the “Exchangeable Preferred Stock”);

WHEREAS, the shares of Exchangeable Preferred Stock are, under certain conditions, exchangeable into shares of common stock, par value $0.001 per share of the Company (the “Common Stock”);

WHEREAS, the Board of Directors of the Company (the “Board”) has approved, and deems it advisable and in the best interests of the stockholders of the Company to consummate, the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and

WHEREAS, as an inducement to the Investor to enter into this Agreement, the Board has approved the terms of a Registration Rights Agreement, substantially in the form of Exhibit E hereto (the “Registration Rights Agreement”), and the Standstill Agreement, substantially in the form of Exhibit F hereto (the “Standstill Agreement”), in each case, to be entered into by the Company and the Investor.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

SECTION 1.           INTERPRETATION OF THIS AGREEMENT

1.1.          Defined Terms

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

8-K Filing:  shall have the meaning set forth in Section 8.4.

Affiliate:  shall mean any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity.

Agreement:  shall have the meaning set forth in the introduction hereto.

Board:  shall have the meaning set forth in the recitals hereto.

Business Day:  shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close.

Certificate of Designations:  shall mean the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Exchangeable Preferred Stock of the Company, substantially in the form attached hereto as Exhibit B.

Closing:  shall have the meaning set forth in Section 2.3.

Closing Date:  shall have the meaning set forth in Section 2.3.

Code:  shall mean the Internal Revenue Code of 1986, as amended.

Common Stock:  shall have the meaning set forth in the recitals hereto.

Company:  shall have the meaning set forth in the introduction hereto.

Company Benefit Plan:  shall mean each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, restricted stock unit, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company has any present or future right to benefits, or otherwise as a result of which the Company has any liability.

Company SEC Reports:  shall have the meaning set forth in Section 3.7.

Confidentiality Agreement:  shall mean the confidentiality agreement, dated May 14, 2007, by and between the Company and Warburg Pincus LLC.

Contract:  shall mean any material agreement, contract, commitment, lease, mortgage, indenture, deed of trust, debt instrument, understanding, arrangement, restriction or other instrument to which the Company is currently a party and that is or was required to be filed as an exhibit to any Company SEC Report.

DGCL:  shall mean the Delaware General Corporation Law.

Disregarded Entity: shall have the meaning set forth in Section 5.8(b).

Environmental Laws:  shall mean federal, state, local and foreign laws (including common law), regulations, and codes, as well as orders, decrees, judgments or injunctions,

issued, promulgated, applying, approved or entered thereunder relating to pollution, protection of the environment or human health and safety, or natural resources.

ERISA:  shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange:  shall mean the exchange of the Exchangeable Preferred Stock for shares of Common Stock in accordance with the terms of the Certificate of Designations.

Exchange Act:  shall mean the Securities Exchange Act of 1934, as amended.

Exchange Date Shares:  shall have the meaning set forth in Section 5.3(a).

Exchange Shares:  shall mean those shares of Common Stock to be issued upon exchange of the Exchangeable Preferred Stock.

Exchangeable Preferred Stock:  shall have the meaning set forth in the recitals hereto.

FDA:  shall mean the United States Food and Drug Administration.

Filed Company SEC Reports:  shall have the meaning set forth in Section 3.7.

FTC:  shall have the meaning set forth in Section 4(g).

GAAP:  shall have the meaning set forth in Section 3.7.

Governmental Authority:  shall mean the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

HSR Act:  shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property:  shall mean all of the following owned by the Company or used in the current business of the Company:  (i) registered and unregistered trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable and unpatentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, compounds, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet

Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Company’s Web sites; (vii) rights under all agreements relating to the foregoing (other than “shrink-wrap” or “click-through” licenses applicable thereto); (viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

Investor:  shall mean Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership.

Investor Designee:  shall have the meaning set forth in Section 5.3(a).

Material Adverse Effect:  shall mean, collectively, a material adverse effect on, or a material adverse change in, or group of such effects on or changes in the business, properties, assets, liabilities, operations or condition (financial or otherwise) of the Company taken as a whole.

NASD:  shall mean National Association of Securities Dealers, Inc.

NASDAQ Stock Market:  shall have the meaning set forth in Section 3.23.

Nomination Policy:  shall have the meaning set forth in Section 5.3(a).

Organizational Documents:  shall have the meaning set forth in Section 3.1(a).

Owns, Own, Owned:  shall mean the aggregate beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of an Investor and any of its Affiliates.

Person:  shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

Prohibited Transaction:  shall have the meaning set forth in Section 4(k).

Proposed Securities:  shall have the meaning set forth in Section 5.4(a)(1).

Proxy Statement:  shall have the meaning set forth in Section 5.5(b).

Purchase Price:  shall mean $535.00 per share.

Registration Rights Agreement:  shall have the meaning set forth in the recitals hereto.

Rights Amendment:  shall have the meaning set forth in Section 3.35.

Sarbanes-Oxley Act:  shall mean the Sarbanes-Oxley Act of 2002.

SEC:  shall mean the U.S. Securities and Exchange Commission.

SEC Disclosure:  shall have the meaning set forth in Section 3.8.

Section 203:  shall have the meaning set forth in Section 3.22.

Securities Act:  shall mean the Securities Act of 1933, as amended.

Series H Preferred Stock:  shall mean the Company’s Series H Preferred Stock, par value $0.001 per share.

Shares:  shall mean the shares of Exchangeable Preferred Stock to be purchased by the Investor hereunder.

Standstill Agreement:  shall have the meaning set forth in the recitals hereto.

Stockholder Approval:  shall have the meaning set forth in Section 5.5(b).

Subsidiary:  shall mean an entity of which a Person owns, directly or indirectly, more than 50% of the Voting Stock.

Takeover Statute:  shall mean any corporate takeover provision under laws of the State of Delaware or any other state or federal “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation.

Trading Affiliates:  shall have the meaning set forth in Section 4(k).

Voting Stock:  shall mean securities of any class or classes of an entity, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

SECTION 2.           AUTHORIZATION OF SHARES; PURCHASE AND SALE OF SHARES

2.1.          Authorization of Shares

On or prior to the Closing, the Company shall have authorized the sale and issuance of up to an aggregate of 140,186 shares of Exchangeable Preferred Stock, on the terms and conditions set forth in this Agreement.  The terms, limitations and relative rights and preferences of the Exchangeable Preferred Stock shall be as set forth in the Certificate of Designations.

2.2.          Issuance of Shares

Subject to the terms and conditions set forth in this Agreement, and in reliance upon the Company’s and the Investor’s representations set forth below, at the Closing, the Company shall sell to the Investor and the Investor shall purchase from the Company, the number of shares of Exchangeable Preferred Stock set forth opposite the Investor’s name on Exhibit A, at the aggregate Purchase Price for such Shares.

2.3.          Closing and Closing Date

The closing of the transactions contemplated by Section 2.2 (the “Closing”) shall take place at 10:00 A.M., New York City time, on the third Business Day following the date on which the last to be fulfilled or waived of the conditions set forth in Sections 6 and 7 hereof shall have been fulfilled or waived in accordance with this Agreement, or on such earlier date as may be mutually agreed by the Company and the Investor (the “Closing Date”), at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, or such other location as the Investor and the Company shall mutually select.

2.4.          Delivery

The sale and purchase of the Shares shall be effected on the Closing Date by the Company executing and delivering to the Investor, duly registered in the Investor’s name, one or more duly executed stock certificates evidencing the Shares being purchased by it, against payment of the purchase price therefore by wire transfer of immediately available funds to such account as the Company shall designate in writing.

SECTION 3.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule delivered by the Company to the Investor on the date of this Agreement, the Company hereby represents and warrants to the Investor as of the date hereof and as of the Closing Date (or, if made as of a specified date, as of such other date) as follows:

3.1.          Corporate Organization

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Attached hereto as Exhibits C and D, respectively, are true and complete copies of the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, as amended through the date hereof (collectively, the “Organizational Documents”).

(b)           The Company has all requisite corporate power and authority to carry on its business as now conducted.  The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c)           The Company has filed all necessary documents to qualify to do business as a foreign corporation in each jurisdiction in which the conduct of the Company’s business or the nature of the property owned requires such qualification, except where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect, and each such jurisdiction is set forth in Section 3.1(c) of the Disclosure Schedule.

3.2.          Subsidiaries

Except as set forth in Section 3.2 of the Disclosure Schedule, the Company has no Subsidiaries and no equity interests or investments in any partnership, trust or other entity or organization.

3.3.          Capitalization

(a)           As of the date hereof, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock and (ii) 2,000,000 shares of Preferred Stock, of which 60,000 shares are designated as Series H Preferred Stock.  As of the date hereof, the issued and outstanding shares of capital stock of the Company consists of 42,399,345 shares of Common Stock and no shares of Preferred Stock.

(b)           All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.  As of the Closing Date, the Shares will be duly authorized and, upon issuance, sale and delivery as contemplated by this Agreement, the Shares will be validly issued, fully paid and non-assessable securities of the Company.  Upon the Exchange, the Exchange Shares will be free and clear of any and all security interests, pledges, liens, charges, claims, options, restrictions on transfer, preemptive or similar rights, proxies and voting or other agreements, or other encumbrances of any nature whatsoever, except for those provided for herein, by the transactions contemplated hereby or otherwise created or imposed upon the Investor and other than restrictions on transfer imposed by federal or state securities laws, and except as set forth in the Standstill Agreement.  Upon registration of the Shares or Exchange Shares as contemplated by the Registration Rights Agreement, such shares shall be freely tradeable without restriction under applicable federal and state securities laws.  The Company has reserved for issuance sufficient Exchange Shares to be issued upon consummation of the Exchange.

(c)           On the Closing Date, except for equity incentive plans (including the agreements thereunder), the Exchangeable Preferred Stock and the Series H Preferred Stock, there will be no shares of Common Stock or any other equity security of the Company issuable upon conversion, exchange or exercise of any outstanding security of the Company, nor will there be any rights, options, calls or warrants outstanding or other agreements to acquire shares of Common Stock nor will the Company be contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares.  Except to the extent otherwise provided in this Agreement or the Standstill Agreement, (i) no stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company and no stockholder of the Company has any rights, contractual or otherwise, to designate members of the Board, other than in accordance with the DGCL, and (ii) there are no stockholder, voting or other agreements to which the Company is a party relating to the rights and obligations of the Company’s stockholders.

3.4.          Corporate Proceedings, etc.

The Company has authorized the execution, delivery and performance of this Agreement and each of the transactions and agreements contemplated hereby.  No other corporate action is necessary to authorize such execution, delivery and performance of this Agreement, and upon such execution and delivery, this Agreement shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.  The Company has authorized the issuance and delivery of the Shares and the Exchange Shares in accordance with this Agreement and the Company has reserved for issuance shares of Common Stock issuable upon exchange of the Shares.

3.5.          Consents and Approvals

Except as set forth in Section 3.5 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement, the issuance of any of the Shares, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, including, without limitation, the Exchange, do not require the Company to obtain any consent, approval, clearance or action of, or make any filing, submission or registration with, or give any notice to, any governmental authority or judicial authority.

3.6.          Absence of Defaults, Conflicts, etc.

(a)           The execution and delivery of this Agreement by the Company does not, and the fulfillment of the terms hereof and thereof by the Company, and the issuance, sale and delivery of the Shares will not, (i) violate or conflict with the Organizational Documents; (ii) result in a breach of any of the terms, conditions or provisions of, or constitute a default (with or without the giving of notice or the passage of time (or both)) under, or result in the modification of, or permit the acceleration of rights under or termination of, any Contract, license, permit or authorization of the Company; (iii) violate any law, ordinance, standard, judgment, rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over the Company or over its properties or business; or (iv) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company, except, in the cases of clauses (ii), (iii) or (iv), where such event would not be reasonably likely to have a Material Adverse Effect.

(b)           The Company is not in default under or in violation of (and no event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under) (i) the Company’s Organizational Documents, (ii) any Contract of the Company, (iii) any license, permit or authorization to which the Company is a party or by which it may be bound or (iv) any order, writ, injunction or decree of any court or any Federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality except, in the case of clause (ii), (iii) or (iv), for defaults or violations which would not be reasonably likely to have a Material Adverse Effect.  Each Contract of the Company is valid, binding and enforceable against the Company and, to the Company’s knowledge, the other parties thereto, in accordance with its terms, and in full force and effect on the date hereof.

3.7.          Reports and Financial Statements

The Company has furnished or made available to the Investor via the SEC’s EDGAR filing system true and complete copies of the Company’s (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 2006, December 31, 2005, and December 31,

2004, as filed with the SEC, (ii) proxy statements related to all meetings of its stockholders (whether annual or special) held since January 1, 2004, and (iii) all other reports filed with or registration statements declared effective by the SEC since January 1, 2004, except registration statements on Form S-8 relating to employee benefit plans, which are all the documents (other than preliminary material) that the Company was required to file with the SEC since that date (the documents referred to in clauses (i) through (iii), together with all accompanying exhibits and all information incorporated therein by reference, being referred to herein collectively as the “Company SEC Reports”).  The Company has timely made all filings and furnishings with the SEC required of the Company pursuant to the Exchange Act during the 12 months preceding the date of this Agreement.  As of their respective dates, the Company SEC Reports were duly filed or furnished with the SEC and complied in all material respects with the requirements of the Sarbanes-Oxley Act, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC and the NASDAQ Stock Market thereunder applicable to such Company SEC Reports.  Except to the extent that information contained in any Company SEC Report filed or furnished with the SEC and made publicly available prior to the date of this Agreement (a “Filed Company SEC Report”) has been revised or superseded by a later Filed Company SEC Report, as of their respective dates, none of the Filed Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, the schedules and notes thereto) included in the Filed Company SEC Reports comply in all material respects with applicable accounting requirements of the Securities Act or the Exchange Act and with the published rules and regulations of the SEC with respect thereto.  The financial statements (including the schedules and notes thereto) included in the Company’s SEC Reports (i) have been prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis throughout the periods indicated, except as disclosed therein, and (ii) present fairly, in all material respects, the financial position of the Company as at the dates thereof and the results of its operations and cash flow for the periods then ended.

3.8.          Absence of Certain Developments

Except as disclosed in a reasonably apparent manner in any Company SEC Report filed or furnished with the SEC and made publicly available prior to the date of this Agreement, without giving effect to any risk factors or forward looking statements contained therein (collectively, the “SEC Disclosure”), since December 31, 2006, there has been no (i) change, event or series of events that is or are reasonably likely to have a Material Adverse Effect, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, (iii) issuance of capital stock (other than pursuant to (1) the exercise of options, warrants, or convertible securities outstanding at such date or (2) employee benefit plans) or options, warrants or rights to acquire capital stock (other than the rights granted pursuant to employee benefit plans) other than the Shares, (iv) material loss, destruction or damage to any property of the Company, whether or not insured, (v) acceleration of any indebtedness for borrowed money or the refunding of any such indebtedness, (vi) labor trouble involving the Company or any material change in its personnel or the terms and conditions of employment, (vii) waiver of any valuable right in favor of the Company, (viii) loan or extension of credit by the Company to any officer of the Company or to any employee of the Company in an amount in excess of $25,000, (ix) acquisition or disposition of any material assets (or any contract or arrangement therefore) or any other material transaction by the Company, or (x) any material change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP.

3.9.          Compliance with Law

(a)           Except as disclosed in the SEC Disclosure, since December 31, 2005, the Company has not been in violation of any foreign, federal, state or local laws, ordinances, governmental rules or regulations to which it is subject, including without limitation laws or regulations relating to Environmental Laws or to occupational health and safety, except for violations that would not be reasonably likely to have a Material Adverse Effect, no material expenditures are known to be or expected to be required in order to cause its current operations or properties to comply with any such laws, ordinances, governmental rules or regulations, and the Company has received no complaints from any foreign, federal state or local agency or regulatory body alleging such material violations of any such laws and regulations.

(b)           The Company has all material licenses, permits, franchises or other governmental authorizations necessary for the ownership of its property and to the conduct of its business in the manner described in the SEC Disclosure.  Except as disclosed in the SEC Disclosure, the Company has not been finally denied any application for any such material licenses, permits, franchises or other governmental authorizations necessary to its business.  There has not been, and there is no proceeding pending, served or, to the Company’s knowledge, threatened, to suspend, revoke or limit any such licenses, permits, franchises or other governmental authorizations and, to the Company’s knowledge, there is no circumstance that exists which with notice or the passage of time or both, will result in such revocation, suspension or limitation where such revocation, suspension or limitation would be reasonably likely to have a Material Adverse Effect.

(c)           Except as set forth in Section 3.9(c) of the Disclosure Schedule, since December 31, 2005, to the Company’s knowledge, no third party manufacturer that is currently producing product on behalf of the Company has been in material violation of any laws, ordinances, governmental rules or regulations to which it is subject and which relates to the manufacturing undertaken by such third party on behalf of the Company with respect to any ongoing clinical programs or commercial products.

(d)           The Company is in material compliance with all provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and all provisions of the NASDAQ Stock Market, in each case as to which the Company is required to be in compliance.

(e)           Any clinical, pre-clinical and other studies and test conducted or being conducted by or on behalf of or sponsored by the Company were and are, to the Company’s knowledge, conducted in material compliance with all U.S. and foreign statutes, laws, rules, directives, and regulations.

3.10.        Litigation

Except as disclosed in the SEC Disclosure, there is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its properties, assets or business or any of its directors, trustees, officers or employees in such capacity, which would be reasonably likely to have a Material Adverse Effect.  Except as disclosed in the SEC Disclosure, neither the Company nor any of its directors, trustees, officers or employees in such capacity is subject to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign), which would be reasonably likely to have a Material Adverse Effect.

3.11.        Absence of Undisclosed Liabilities

Except as disclosed in the SEC Disclosure and as contemplated in this Agreement, since December 31, 2006, the Company has not incurred any liability or obligation, direct or contingent, or entered into any transaction, not in the ordinary course of business, that is material to the Company taken as a whole, and there has not been any change in the capital stock of the Company, except for the increase in the number of authorized shares of Series H Preferred Stock, the filing of the Certificate of Designations and the issuance of the Shares in accordance with the terms thereof, or increase in the short-term or long-term debt of the Company taken as a whole.

3.12.        Employees; Company Benefit Plans

(a)           The Company is not engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against the Company has been filed or, to the Company’s knowledge, threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency, federal or state, that regulates labor or employment practices, nor is any grievance filed or, to the Company’s knowledge, threatened to be filed, against the Company by any employee pursuant to any collective bargaining or other employment agreement to which the Company is a party or is bound which, in any such case, would be reasonably likely to have a Material Adverse Effect.

(b)           There are no pending or, to the Company’s knowledge, threatened strikes, lockouts, picketing, slow downs, work stoppages or union organization activities with respect to the Company.  Except as set forth in Section 3.12 of the Disclosure Schedule, the Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

(c)           Except as would not reasonably be likely to have a Material Adverse Effect: (i) the Company Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in accordance with their terms and such laws, and (ii) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification or an opinion letter indicating that the prototype form of the plan document does not, in and of itself, violate Section 401 of the Code and nothing has occurred that could adversely affect such qualification.

(d)           Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the Company’s knowledge, threatened claims (in writing) and no pending or, to the Company’s knowledge, threatened (in writing) litigation with respect to any Company Benefit Plan, other than ordinary and usual claims for benefits by participants and beneficiaries.

(e)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or with respect to any Company Benefit Plan; (ii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iii) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

3.13.        Tax Matters

There are no federal, state, county or local taxes due and payable by the Company which have not been paid.  The Company has duly filed (except in cases where valid extensions have been obtained) all federal, state, county and local tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.  No material tax deficiency has been determined adversely to the Company.  The Company is not currently subject to a federal or state tax audit of any kind.  The Company does not have any current material liability for taxes of any person (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor or (C) by contract.  The Company is not a party to, is not bound by and has no obligation under any tax sharing or tax indemnity contract or similar arrangement.  The Company has not been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

3.14.        Intellectual Property

(a)           To the Company’s knowledge, the Company owns all right, title and interest in and to, or has a valid and enforceable license to use all the Intellectual Property necessary to the conduct of its business as now conducted, except where the failure to own or license such Intellectual Property would not be reasonably likely to have a Material Adverse Effect.  The Company is not in breach of any license agreement concerning the Company’s Intellectual Property, except for breaches that could not be material to the Company taken as a whole.  Except as disclosed in the SEC Disclosure, to the knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property by any third party, except for conflicts or infringements that could not be material to the Company taken as a whole.  To the knowledge of the Company, the conduct of the business of the Company as currently conducted does not conflict with or infringe any proprietary right of any third party, except for conflicts or infringements that could not be material to the Company taken as a whole.  There is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company:  (i) alleging any such conflict or infringement with any third party’s proprietary rights or (ii) challenging the Company’s ownership or use of, or the validity or enforceability of any Intellectual Property.

(b)           Except as set forth in Section 3.14 of the Disclosure Schedule, to the Company’s knowledge, no present or former employee, officer or director of the Company, or agent or outside contractor of the Company, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property owned by the Company.  To the Company’s knowledge, no person has claimed rights to any patent owned by or, to the Company’s knowledge, licensed to the Company by reason of being an inventor or co-inventor of any claim in such patents, other than the inventors named on each such patent, and all such inventors have duly assigned their rights to the patents to the Company or the assignor or licensor of such patents to the Company.

(c)           To the Company’s knowledge, it will not be necessary to utilize any inventions of any of its employees made prior to their employment by the Company, except those formally assigned or transferred to the Company by such employees.

(d)           To the Company’s knowledge:  (i) no trade secret of the Company has been used, disclosed or appropriated to the detriment of the Company or for the benefit of any Person other than the Company; and (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company, except in the cases of clauses (i) and (ii) as could not be material to the Company taken as a whole.  All employees of the Company have executed agreements acknowledging their obligation to assign all inventions made in the course of their employment to the Company.

(e)           Each employee, consultant and contractor of the Company who has had access to confidential information of the Company which is material to the conduct of the Company’s business as currently conducted has executed an agreement to maintain the confidentiality of such confidential information.

3.15.        Real Property.

The Company has not at any time, and does not currently own any real property.

3.16.        Title to Tangible Assets

The Company has good and marketable title to its properties and assets and good title to all its leasehold estates.  Such properties, assets and leasehold estates constitute all of the properties, assets and leasehold estates as are necessary for the Company to conduct its business in all material respects as currently conducted.  Except as set forth in Section 3.16 of the Disclosure Schedule, such properties and assets are not subject to any mortgage, pledge, lien, lease, encumbrance or charge, other than or resulting from taxes which have not yet become delinquent and minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company and which have not arisen otherwise than in the ordinary course of business.

3.17.        Condition and Sufficiency of Properties

The property, assets and operations of the Company owned, leased or used by the Company are in good operating condition and repair, are adequate and sufficient for the Company’s business as now conducted and as presently contemplated to be conducted and comply in all material respects with all applicable ordinances, regulations and laws.

3.18.        Transactions with Related Parties

The Company is not a party to any agreement with any of the Company’s directors, officers or stockholders or any Affiliate or family member of any of the foregoing under which it:  (i) leases any real or personal property (either to or from such Person); (ii) licenses technology (either to or from such Person); (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (iv) purchases products or services from such Person; or (v) has borrowed money from or lent money to such Person.  The Company does not employ as an employee or engage as a consultant any family member of any of the Company’s directors, officers or Affiliates.  Except to the extent otherwise provided in this Agreement and except as disclosed in Schedules 13G filed with the SEC, to the knowledge of the Company there exist no agreements among stockholders of the Company to act in concert with respect to the voting or holding of the Company’s securities.

3.19.        Registration Rights

Except as set forth on Section 3.19 of the Disclosure Schedule, the Company will not, as of the Closing Date, be under any obligation to register any of its securities under the Securities Act.

3.20.        Brokerage

There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company, and the Company agrees to indemnify and hold the Investor harmless against any costs or damages incurred as a result of any such claim.

3.21.        Illegal or Unauthorized Payments; Political Contributions

Neither the Company nor, to its knowledge, any of its officers, directors, employees, agents or other representatives of the Company or any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company.

3.22.        Takeover Statute

The Board has heretofore taken all necessary action to approve, and has approved, for purposes of Section 203 of the DGCL (including any successor statute thereto “Section 203”) the Investor’s becoming, together with its affiliates and associates, an “interested stockholder” within the meaning of Section 203 by virtue of the execution, delivery and performance of this Agreement, such that, as of the date hereof and from and after the Closing, Section 203 will not be applicable to the Investor or any “business combination” within the meaning of Section 203 that may take place between the Investor and/or its affiliates and associates, on the one hand, and the Company, on the other, as a result of the transactions contemplated by this Agreement.  To the Company’s knowledge, no other Takeover Statute is applicable to the transactions contemplated hereby.

3.23.        NASDAQ Compliance

The Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and is listed on The NASDAQ Global Market (the “NASDAQ Stock Market”), and trading in the Common Stock has not been suspended and the Company has taken no action designed to, or that is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Stock Market, nor has the Company received any notification that the SEC or the NASD is contemplating terminating such registration or listing.  To the best of the Company’s knowledge, the Company and the Common Stock meet the criteria for continued listing and trading on the NASDAQ Stock Market.

3.24.        Reporting Status

The Company is currently eligible to register the resale of the Shares and the Exchange Shares in a secondary offering on a registration statement on Form S-3 under the Securities Act.

3.25.        No Manipulation of Common Stock

The Company has not taken any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares or the Exchange Shares.

3.26.        Accountants

PricewaterhouseCoopers LLP has advised the Company that it is, and to the knowledge of the Company it is, an independent registered public accounting firm as required by the Sarbanes-Oxley Act, the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

3.27.        Internal Accounting Controls

The Company maintains a system of internal accounting controls sufficient, in the judgment of the management of the Company, to provide reasonable assurance that:  (i)

transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.28.        Environmental Matters

To its knowledge, the Company is in material compliance with all Environmental Laws.  There is no civil, criminal or administrative judgment, action, suit, settlement, decree, order, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or to the Company’s knowledge threatened against the Company related to Environmental Laws.  To the Company’s knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which could reasonably be expected to prevent compliance with, or which have given rise to or will give rise to liability which could be material to the Company taken as a whole under the Environmental Laws.

3.29.        FDA Approval

(a)           To the Company’s knowledge, all clinical trials conducted by or for the benefit of the Company have been, and are being, conducted in material compliance with the applicable requirements of “Good Clinical Practice”, informed consent, and all applicable requirements relating to protection of human subjects contained in 21 C.F.R.;

(b)           Except as set forth in Section 3.29 of the Disclosure Schedule, to the Company’s knowledge, all manufacturing operations currently conducted by or for the benefit of the Company relating to drugs for human use have been and are being conducted in material compliance with the FDA’s applicable current “Good Manufacturing Practice” regulations;

(c)           To the Company’s knowledge, no product (co-)promoted by the Company has been recalled, suspended or discontinued in the United States as a result of any action by the FDA;

(d)           The Company has not received any notice, and to its knowledge Allergan has not received any notice, that the FDA has commenced, or threatened to initiate, any action to withdraw approval, place marketing or sale restrictions, or request the recall of any product (co-)promoted by the Company, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production, sale, or marketing of any such products;

(e)           The Company has no product on clinical hold nor has the Company received written notice indicating that any product is reasonably likely to be placed on clinical hold;

(f)            Neither the Company nor any officer or employee of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation; and

(g)                                 The Company has made available to the Investor all submissions to the FDA and the FDA responses (and other material correspondence received from or submitted to the FDA), including, but not limited to, all FDA warning letters, regulatory letters and notice of adverse finding letters and the relevant responses, received by the Company or any agent thereof relative to the development of the Company’s products and in the possession of the Company.

3.30.                        Insurance

Section 3.30 of the Disclosure Schedule sets forth all primary, excess and umbrella policies of general liability, fire, workers’ compensation, products liability, completed operations, employers’ liability, bonds and other forms of insurance providing insurance coverage to the Company including the name of insurer, limits of liability, per occurrence and annual aggregate, if any, or combined single limit as applicable.  All current policies set forth on Schedule 3.30 are in full force and effect, and all premiums currently payable or previously due and payable have been paid and no notice of cancellation or termination has been received with respect to any such policy.  None of such policies contain a provision that would permit the termination, limitation, lapse, exclusion, or change in the terms of coverage (including, without limitation, a change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement.  Except as disclosed in Section 3.30 of the Disclosure Schedule, the Company has not received notice from, and has no knowledge of any threat by, any insurer that has issued any insurance policy to the Company that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy presently in force.

3.31.                        Transfer Taxes

No stock transfer or other taxes are required to be paid in connection with the sale and issuance of the Shares hereunder.

3.32.                        Investment Company

The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

3.33.                        Private Offering

Neither the Company nor to the Company’s knowledge, anyone acting on its behalf has sold or has offered any of the Shares for sale to, or solicited offers to buy from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Investor.  Neither the Company nor anyone acting on its behalf shall offer the Shares for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of such Shares within the provisions of Section 5 of the Securities Act.  Based upon the representations of the Investor set forth in Section 4, the offer, issuance and sale of the Shares are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

3.34.                        Vote Required

A quorum of the holders of the outstanding Common Stock, represented in person or by proxy, is necessary to hold a meeting of the Company’s stockholders to approve the Exchange contemplated by both this Agreement and by the Certificate of Designations, and a majority of the votes cast at such stockholder meeting by the holders of the outstanding Common Stock, whether in person or by proxy, is required to approve the Exchange contemplated by both this Agreement and by the Certificate of Designations.  No other vote of the holders of any class or series of the Company securities is necessary to approve the transaction documents and the transactions contemplated hereby and thereby.

3.35.                        Rights Amendment

The Company and Computershare Trust Company, as Rights Agent, have executed the First Amendment to Rights Agreement, an executed copy of which is attached as Exhibit G hereto (the “Rights Amendment”), which amendment is in full force and effect.

SECTION 4.                           REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company as of the date of this Agreement (or, if made as of a specified date, as of such date) that:

(a)                                  It is acquiring the Shares and, subject to Stockholder Approval, the Exchange Shares for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Shares or the Exchange Shares, but subject, nevertheless, to any requirement of law that the disposition of the Investor’s property shall at all times be within the Investor’s control, and without prejudice to the Investor’s right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from said registration available under the Securities Act.

(b)                                 It has full power and legal right to execute and deliver this Agreement and to perform its obligations hereunder.

(c)                                  It is a validly existing partnership, limited liability company, trust or corporation, as the case may be, duly organized under the laws of its jurisdiction of organization or formation.

(d)                                 It has taken all action necessary for the authorization, execution, delivery, and performance of this Agreement and its obligations hereunder, and, upon execution and delivery by the Company, this Agreement shall constitute the valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

(e)                                  There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Investor and the Investor agrees to indemnify and hold the Company harmless against any costs or damages incurred as a result of any such claim.

(f)                                    It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time.  It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares contemplated hereby.  It is a “qualified institutional buyer” within the meaning of Rule 144A(a) of the Securities Act or an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

(g)                                 Except the Notification and Report Forms under the HSR Act to be filed with the Federal Trade Commission (the “FTC”) and such consents, approvals and filings, the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Investor to consummate the transactions contemplated by this Agreement, the execution and delivery by it of this Agreement and the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby do not require the Investor to obtain any consent, approval, clearance or action of, or make any filing, submission or registration with, or give any notice to, any governmental authority or judicial authority.

(h)                                 The execution and delivery of this Agreement by the Investor do not, and the fulfillment of the terms hereof and thereof by the Investor will not, (i) violate or conflict with its partnership agreement, trust agreement, the articles of incorporation, other constitutive documents or by-laws (or other similar applicable documents) of the Investor, as applicable; (ii) result in a breach of any of the terms, conditions or provisions of, or constitute a default (with or without the giving of notice or the passage of time (or both)) under, or result in the modification of, or permit the acceleration of rights under or termination of, any material contract to which the Investor is a party or (iii) violate any law, ordinance, standard, judgment, rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over the Investor or over its properties or businesses; except, in the cases of clauses (ii) and (iii) where such event would not be reasonably likely to have a material adverse effect on the Investor’s ability to consummate the transactions contemplated by this Agreement.

(i)                                     On the date of this Agreement, the Investor (1) is not an “interested stockholder” within the meaning of Section 203(c)(5) of the DGCL nor (2) has it been an “interested stockholder” for a period of more than three years preceding the date of this Agreement.

(j)                                     The Investor understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act or an exemption therefrom.  The Investor further understands that a legend may be affixed to the certificates evidencing the Shares setting forth the fact that such Shares are “restricted securities” under the Securities Act.

(k)                                  During the last 30 days prior to the date hereof, neither the Investor nor any Affiliate of the Investor that, during such period, (x) had knowledge of the transactions contemplated hereby, (y) had or shared discretion relating to the Investor’s investments or trading or information concerning the Investor’s investments, including in respect of the Shares, or (z) is subject to the Investor’s approval concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, (a) acquired, agreed to acquire (other than pursuant to this Agreement), offered for sale, sold, pledged or otherwise disposed of any Common Stock, (b) effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Shares or (c) entered into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any securities of the Company, whether any such transaction described in clauses (a), (b) or (c) was or is to be settled by delivery of securities of the Company, other securities, cash or otherwise (each, a “Prohibited Transaction”).

SECTION 5.                           ADDITIONAL AGREEMENTS OF THE PARTIES

5.1.                              Covenants Pending Closing

Between the date hereof and the Closing Date, the Company will conduct its business in the ordinary course, and will not, without the Investor’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, take any action which would result in any of the representations or warranties contained in this Agreement not being true at and as of the time immediately after such action, or in any of the covenants contained in this Agreement becoming incapable of performance.  Pending the Closing, the Company will promptly advise the Investor of any action or event of which it becomes aware which has the effect of making materially incorrect any of such representations or warranties or which has the effect of rendering any of such covenants incapable of performance.  The Company and the Investor shall each use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

5.2.                              Further Assurances

The Company and the Investor shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

5.3.                              Investor Designee

(a)                                  For so long as the Investor Owns (i) at least a number of Shares equal to 50% of the Shares acquired by it pursuant to this Agreement, or (ii) in the event the Exchange occurs, at least either (y) 10% of the Common Stock or (z) a number of shares of Common Stock equal to 50% of the Common Stock acquired pursuant to the Exchange (the “Exchange Date Shares”), then, subject to applicable law and the rules and regulations of the SEC and the NASDAQ Stock Market, at the request of the Investor, the Company will nominate and use its reasonable best efforts to cause to be elected and cause to remain as a director on the Board one individual designated by the Investor (the “Investor Designee”).  The initial Investor Designee shall be Jonathan S. Leff.  For the purposes of this Section 5.3, Mr. Leff shall be deemed qualified under the Company’s Policies Regarding Criteria for Nomination to the Board of Directors and Procedures for Nomination of Directors by Stockholders as in effect on the date hereof (the “Nomination Policy”), and to the extent that Mr. Leff’s nomination, election and service as director on the Board is in actual or apparent conflict with any of the provisions of the Nomination Policy, such provisions shall be waived by the Company with respect to Mr. Leff prior to his appointment to the Board and such waiver shall remain in effect until such time as Mr. Leff ceases to be a member of the Board, provided that there has not been a material change to the facts and circumstances pursuant to which such waiver was granted.  The qualifications of any subsequent Investor Designee shall be determined based upon the Nomination Policy as in effect on the date hereof.  The Company agrees that it will evaluate the qualifications of any potential Investor Designee in good faith based upon such Nomination Policy.

(b)                                 Subject to applicable law and the rules and regulations of the SEC and NASDAQ Stock Market, for so long as at least the Investor Designee continues to serve as a director on the Board, at the request of the Investor, the Company shall cause the Investor Designee to be a member of each principal committee of the Board.

(c)                                  The Company and the Investor hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party to perform any of its obligations set forth in this Section 5.3.  Therefore, the Investor shall have the right to specific performance of such obligations, and if the Investor shall institute any action or proceeding to enforce the provisions hereof, the Company hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

5.4.                              Subscription Right

(a)                                  If at any time after the date hereof, the Company determines to issue equity securities of any kind (for these purposes, the term “equity securities” shall include, without limitation, Common Stock, warrants, options or other rights to acquire equity securities convertible or exchangeable into equity securities) of the Company (other than:  (i) the issuance of equity securities to employees, officers or directors of, or consultants or advisors to the Company pursuant to any employee benefit plan approved by the Board; (ii) any equity securities issued as consideration in connection with an acquisition, merger, consolidation, restructuring, reorganization, or other change in capitalization by the company provided such transaction has been approved by the Board and, if the Exchange has not yet occurred, the Exchangeable Preferred Stock is redeemed in connection therewith; (iii) any equity security issued in connection with a collaboration, disposition or acquisition or assets, product promotion, marketing, manufacturing or supply, and/or research and development, including without limitation pursuant to a license agreement, purchase agreement, (co-)promotion agreement, manufacturing agreement, collaboration or other similar agreement related thereto; (iv) shares of

Exchangeable Preferred Stock issued as dividends with respect to Exchangeable Preferred Stock; or (v) shares of Common Stock issued or issuable upon exchange of the Exchangeable Preferred Stock) then, for so long as the Investor owns (within the meaning of Rule 13d-3 under the Exchange Act and giving effect to the exchange of all outstanding Exchangeable Preferred Stock, including all accrued and unpaid dividends (whether or not declared) thereon, into Common Stock at the then applicable exchange rate (whether or not then exchangeable)) at least 10% of the shares of Common Stock, the Company shall:

(1)                                  give written notice to the Investor setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of such Proposed Securities; and (D) such other information as the Investor may reasonably request in order to evaluate the proposed issuance; and

(2)                                  subject to applicable law and the rules and regulations of the SEC and the NASDAQ Stock Market, offer to issue to the Investor upon the terms described in the notice delivered pursuant to Section 5.4(a)(1) above, a portion of the Proposed Securities equal to (i) the percentage of the Common Stock (including the Exchange Shares issuable upon the Exchange, if the Exchange has not occurred) Owned by the Investor immediately prior to the issuance of the equity securities relative to the total number of shares of Common Stock (including the Exchange Shares issuable upon the Exchange, if the Exchange has not occurred) outstanding immediately prior to the issuance of the equity securities, multiplied by (ii) the total number of Proposed Securities.  Notwithstanding the foregoing, the Company shall not be required to offer or sell such Proposed Securities to the Investor if it would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

(b)                                 The Investor must give notice of its intent to exercise its purchase rights hereunder within 20 Business Days after receipt of such notice from the Company.  To the extent that the Company offers two or more securities in units, the Investor must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit.

(c)                                  Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Investor has not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Investor.

(d)                                 The election by the Investor not to exercise its subscription rights under this Section 5.4 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance.  Any sale of such securities by the Company without first giving the Investor the rights described in this Section 5.4 shall be void and of no force and effect.

(e)                                  The subscription rights established by this Section 5.4 shall not apply to, and shall terminate upon a consolidation, merger, restructuring, reorganization, recapitalization or other form of acquisition of or by the Company that results in a Change of Control (as defined in the Certificate of Designations) and, if the Exchange has not occurred, in connection with which the Exchangeable Preferred Stock is redeemed.

(f)                                    The Company and the Investor hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party to perform any of its obligations set forth in this Section 5.4.  Therefore, the Company and the Investor shall have the right to specific performance of such obligations, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, each of the Company and the Investor hereby waive the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

5.5.                              Consents and Approvals; Proxy Statement

(a)                                  From and after the date hereof, the Company shall use its reasonable best efforts to obtain as promptly as practicable any consent or approval of any Person, including any regulatory authority, required in connection with the transactions contemplated hereby.

(b)                                 From and after the date of the Closing, the Company shall use its reasonable best efforts to obtain any vote of stockholders necessary for approval of the Exchange (“Stockholder Approval”).  In furtherance of the foregoing statement, the Company shall prepare and use its reasonable best efforts to promptly file with the SEC and to have cleared by the SEC, a preliminary proxy statement, and as soon as practicable thereafter (subject to applicable waiting periods under the Exchange Act, review by the SEC or as required by the Organizational Documents and applicable law) file with the SEC and promptly thereafter mail a definitive proxy statement to the Company’s stockholders (the “Proxy Statement”).  The Proxy Statement shall contain the recommendation of the Board, to the extent consistent with its fiduciary duties, that the Company’s stockholders approve the Exchange in accordance with the Organizational Documents and applicable law, including without limitation, the requirements of NASD Rule 4350.  The Investor will be given a reasonable opportunity to review and comment on drafts of the Proxy Statement and the Company will use its reasonable best efforts to accept comments thereto given by the Investor and its representatives.  The Company shall take all action necessary in accordance with applicable law and its Organizational Documents to convene a meeting of the Company’s stockholders as soon as practicable after the filing of the definitive proxy statement.  To the extent consistent with its fiduciary duties, the Company shall use its reasonable best efforts to solicit from the Company’s stockholders proxies in favor of the Exchange and shall take all other action reasonably necessary to secure Stockholder Approval.  Notwithstanding the foregoing, the Company shall be deemed to have used its “reasonable best efforts” to secure Stockholder Approval if the Company convenes on or before December 31, 2007 a meeting of its stockholders in accordance with the provisions of this Section 5.5(b) for the purpose of securing Stockholder Approval.

(c)                                  The Company and the Investor hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party to perform any of its obligations set forth in this Section 5.5.  Therefore, the Investor shall have the right to specific performance of such obligations, and if the Investor shall institute any action or proceeding to enforce the provisions hereof, the Company hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

5.6.                              Use of Proceeds

The proceeds received by the Company from the issuance and sale of the Shares shall be used by the Company for working capital and other general corporate purposes.

5.7.                              Takeover Statute

If any Takeover Statute shall become applicable to the transactions contemplated hereby, including without limitation any takeover provision under the laws of the State of Delaware, the Company and the members of the Board shall, to the extent consistent with its fiduciary duties, grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use their reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and the ownership of shares or Exchange Shares by the Investor.

5.8.                              Tax Covenants

(a)                                  The Investor and the Company agree not to treat the Shares as “preferred stock” within the meaning of Treasury Regulation Section 1.305-5 for United States income tax purposes, and therefore as not subject to section 305 of the Code, and based upon the terms of the Shares as of the Closing Date, the Company shall report dividend income for federal, and any applicable state and local income tax purposes to the Investor solely to the extent that cash dividends are paid on the Shares.  Neither the Company nor the Investor shall take any position contrary to the foregoing on any tax return.  Notwithstanding the foregoing, neither the Investor nor the Company shall be required to take any action pursuant to this Section 5.8(a) if doing so would be reasonably likely, based upon advice of the Company’s tax advisers, to be unfounded, unlawful or potentially subject the Investor or the Company to a material penalty.

(b)                                 For so long as no Shares have been exchanged, neither the Company nor any Disregarded Entity shall issue any debt security convertible or exchangeable into any capital stock of the Company, which debt security shall have preference or priority over, or be on par with, the Shares without the written consent or affirmative vote of the holders of at least a majority of the then outstanding Shares, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.  For purposes of the preceding sentence, a “Disregarded Entity” shall mean (i) a direct subsidiary of the Company if such subsidiary is treated as a disregarded entity for U.S. federal income tax purposes, and (ii) an indirect subsidiary of the Company provided that (a) such subsidiary is treated as a disregarded entity for U.S. federal income tax purposes and (b) such subsidiary is owned by an entity treated as a disregarded entity for U.S. federal income tax purposes.  In addition for so long as no Shares have been exchanged, the Company shall not make any distribution on any class of stock (other than the Exchangeable Preferred Stock or Common Stock) which in the opinion of both the Investor’s tax advisors and the Company’s tax advisors would result in any non-cash distribution or accumulation on the Shares being currently taxable under Section 305(b)(2) of the Code; provided, however, that if the Investor’s tax advisors and the Company’s tax advisors disagree as to whether such distribution would result in any non-cash distribution or accumulation on the Shares being currently taxable under Section 305(b)(2) of the Code, the Investor and the Company shall appoint a nationally known, independent tax advisor mutually acceptable to the Investor and the Company who shall render an opinion as to whether such distribution would result in any non-cash distribution or accumulation on the Shares being currently taxable under Section 305(b)(2) of the Code, which opinion shall be binding on the Investor and the Company.  The fees of the independent tax advisor shall be borne 50% by the Investor and 50% by the Company.

SECTION 6.                           INVESTOR’S CLOSING CONDITIONS

The Investor’s obligations to purchase the Shares at Closing shall be subject to the performance by the Company of its agreements theretofore to be performed hereunder and to the satisfaction (or waiver), prior thereto or concurrently therewith, of the following further conditions:

6.1.                              Representations and Warranties

The representations and warranties of the Company contained in Section 3 of this Agreement shall be true on and as of the Closing Date (or, if made as of a specified date, as of such other date) in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true in all respects) as though such representations and warranties were made at and as of such date.

6.2.                              Compliance with Agreement

The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the Closing Date.

6.3.                              Injunction

There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

6.4.                              Counsel’s Opinion

Investor shall have received an opinion, dated the Closing Date from the Company’s counsel, Reed Smith LLP, in a form reasonably acceptable to the Investor.

6.5.                              Adverse Development

There shall have been no developments in the business of the Company which would be reasonably likely to have a Material Adverse Effect.

6.6.                              Director

Jonathan S. Leff shall have been elected to the Board, effective on the Closing Date.  Subject to applicable law and the rules and regulations of the SEC and the NASDAQ Stock Market, at the request of the Investor, the Company shall cause the Investor Designee to be a member of each principal committee of the Board.

6.7.                              Registration Rights Agreement

The Company and the Investor shall have executed the Registration Rights Agreement.

6.8.                              Standstill Agreement

The Company and the Investor shall have executed the Standstill Agreement.

6.9.                              Rights Amendment

The Rights Amendment shall be in full force and effect.

6.10.                        Stop Orders

No stop order or suspension of trading shall have been imposed by the NASDAQ Stock Market, the SEC or any other governmental regulatory body with respect to public trading in the Common Stock.

6.11.                        Listing of the Common Stock

In connection with the issuance of the Shares and the transactions contemplated hereby, the Company shall have submitted or shall submit on the date hereof to the NASDAQ Stock Market a “Notification Form: Listing of Additional Shares” as well as any necessary supporting documentation.

6.12.                        Filing of Certificate of Designations

The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date.

6.13.                        Officer’s Certificate

The Investor shall have received a certificate, dated the Closing Date, signed by a duly authorized executive officer of the Company, certifying that the conditions specified in the foregoing Sections 6.1, 6.2, 6.3 and 6.5 hereof have been fulfilled.

6.14.                        Secretary’s Certificate

The Investor shall have received a certificate, dated the Closing Date, of the Secretary of the Company attaching:  (i) a true and complete copy of the Restated Certificate of Incorporation of the Company, with all amendments thereto; (ii) true and complete copies of the

Company’s By-laws, as amended, in effect as of such date; (iii) a certificate from the Secretary of State of the State of Delaware as to the good standing of the Company; (iv) a certificate of authorization to do business as a foreign corporation from the appropriate officials of the jurisdictions set forth in Section 3.1(c) of the Disclosure Schedule; and (v) resolutions of the Board authorizing the execution and delivery of this Agreement, the transactions contemplated hereby, and the issuance of the Shares.

6.15.                        Approval of Proceedings

All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Investor and its special counsel, Willkie Farr & Gallagher LLP.  The Investor shall have received copies of all documents or other evidence which it and Willkie Farr & Gallagher LLP may reasonably request in connection with such transactions and of all records of corporate proceedings in connection therewith in form and substance reasonably satisfactory to the Investor and Willkie Farr & Gallagher LLP.

6.16.                        Waiver of Section 203

The Board shall have approved, for purposes of Section 203 the Investor’s becoming, together with its Affiliates and associates, an “interested stockholder” within the meaning of Section 203 by virtue of the execution, delivery and performance of this Agreement, including, without limitation the acquisition of Exchangeable Preferred Stock pursuant hereto and any common stock exchangeable therefor, such that, as of the date hereof and from and after the Closing, Section 203 will not be applicable to the Investor or any “business combination” within the meaning of Section 203 that may take place between the Investor and/or its affiliates and associates, on the one hand, and the Company, on the other, as a result of the transactions contemplated by this Agreement.

6.17.                        Confidentiality Agreement.

The Confidentiality Agreement shall have been terminated, with no further obligations to the Investor.

SECTION 7.                           COMPANY CLOSING CONDITIONS

The Company’s obligation to issue and sell the Shares at the Closing shall be subject to the performance by the Investor of its agreements theretofore to be performed hereunder and to the satisfaction (or waiver), prior thereto or concurrently therewith, of the following further conditions:

7.1.                              Representations and Warranties

The representations and warranties of the Investor contained in Section 4 of this Agreement shall be true in all material respects on and as of the Closing Date (or, if made as of a specified date, as of such other date) (except for such representations and warranties that are qualified as to materiality, which shall be true in all respects) as though such representations and warranties were made at and as of such date.

7.2.                              Compliance with Agreement

The Investor shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by them prior to or on the Closing Date.

7.3.                              Investor’s Certificates

The Company shall have received a certificate from the Investor, dated the Closing Date, signed by a duly authorized representative of the Investor, certifying that the conditions specified in the foregoing Sections 7.1, 7.2 and 7.4 hereof have been fulfilled.

7.4.                              Injunction

There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

7.5.                              Standstill Agreement

The Company and the Investor shall have executed the Standstill Agreement.

7.6.                              Approval of Proceedings

All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Company and its special counsel, Reed Smith LLP.  The Company shall have received copies of all documents or other evidence which it and Reed Smith LLP may reasonably request in connection with such transactions in form and substance reasonably satisfactory to the Company and Reed Smith LLP.

SECTION 8.                           COVENANTS

8.1.                              Management Rights

Following the Closing, the Investor will be entitled to certain contractual management rights, in addition to any rights to non-public financial information, inspection rights, and other rights expressly agreed to be provided to the Investor pursuant to the Agreement and any other transaction documents, which such management rights shall include the following:

(a)                                  The right to be consulted with and express its views as to the management of the Company on significant business issues, including management’s proposed annual operating plans, and to meet with management during each year at the Company’s facilities at mutually agreeable times for such purposes and to review progress in achieving said plans.

(b)                                 The right to examine the books and records of the Company and inspect its facilities and request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations.

(c)                                  The right to assign and/or transfer the rights set forth in this Section 8.1 to any other investor advised or managed by Warburg Pincus LLC.

(d)                                 The right, if the Investor Designee is not a member of the Board, to have a representative of the Investor attend all meetings of its Board, in a nonvoting observer capacity and, in this respect, the Company shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons.  Such representative may participate in discussions of matters brought to the Board.

The rights set forth in this Section 8.1 are intended to satisfy the requirement of management rights for purposes of qualifying the Investor’s investments in the Company as “venture capital investments” for purposes of the Department of Labor “plan assets” regulation, 29 C.F.R. §2510.3-101.  In the event the aforementioned rights are not satisfactory for such purpose, the Company and the Investor shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy such regulations.  The rights described in this Section 8.1 shall terminate and be of no further force or effect upon the date on which the Investor does not Own, either directly or indirectly, any interest in or capital stock of the Company

8.2.                              Confidentiality

As to so much of the information and other material furnished under or in connection with this Agreement (including without limitation information furnished pursuant to Section 8.1 hereof), or under or in connection with the Confidentiality Agreement, as constitutes or contains confidential business, financial or other information of the Company, the Investor covenants for itself and its members and officers that it will not disclose such confidential information and will use due care to prevent its officers, employees, agents, advisors and other representatives from disclosing such information to Persons other than their authorized stockholders, owners, partners, directors, managers, officers, members, employees, agents, counsel, accountants, advisors and other authorized representatives or from using such information except as Investor or for the benefit of the Company.  Should the Investor be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order, to the extent reasonably practicable, the Investor shall give the Company prior notice of the request or requirement so that the Company may seek a protective order or other appropriate remedy; provided, however, that in the absence of such protective order, the Investor or any of its representatives may disclose or deliver any information or other material disclosed to or received by it upon the advice of counsel provided the Investor exercises reasonable efforts at the Company’s expense, to protect the confidentiality of the information.  It being understood that the Investor makes investments in the ordinary course of business in various Persons and, as a result of such investments, such Persons may be deemed to be affiliated or associated with the Investor, and to the extent that the Investor does not make such information available to such Persons, this Section 8.2 shall not apply to such Persons.  The Investor shall use reasonable care to ensure proper secure storage for the confidential information and other material furnished in connection with this Agreement to protect such information from unauthorized access and to promptly inform the Company if the Investor becomes aware that any confidential information has been disclosed to an unauthorized person and to take reasonable steps to retrieve such information and protect it from further disclosure.  The investor agrees to be responsible for any breach of this Section 8.2 by its officers, employees, agents, advisors and other representatives due to the disclosure of such information to Persons other than their authorized stockholders, owners, partners, directors, managers, officers, members, employees, agents, counsel, accountants, advisors and other authorized representatives.  For purposes of this Section 8.2, “reasonable care” means at least a reasonably comparable level of care that the Investor would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement.  In the event of any termination of this Agreement prior to the Closing Date, the Investor shall return to the Company or destroy all confidential material furnished to the Investor or its officers, members, employees, agents, counsel, accountants, advisors and other authorized representatives in connection with this transaction except that the Director and such Persons may retain a copy of such confidential material if required by law, regulation or internal compliance procedures.

8.3.                              Lost, etc. Certificates Evidencing Shares; Exchange

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Shares or Exchange Shares owned by the Investor, and (in the case of loss, theft or destruction) of an unsecured indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of securities evidenced by such certificate which remain outstanding.  The Investor’s agreement of indemnity shall constitute indemnity satisfactory to the Company for purposes of this Section 8.3.  Upon surrender of any certificate representing any Shares or Exchange Shares, for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Shares or Exchange Shares represented by the certificate so surrendered and registered as such holder may request.  The Company will also pay the cost of all deliveries of certificates for such Shares or Exchange Shares to the office of the Investor (including the cost of insurance against loss or theft in an amount satisfactory to the holders) upon any exchange provided for in this Section 8.3.

8.4.                              Securities Law Disclosure; Publicity

The Company shall, at or prior to 8:30 a.m., Eastern Time, on the first day following the date of this Agreement on which trading occurs on the NASDAQ Stock Market, (i) issue a press release reasonably acceptable to the Investor disclosing the transactions contemplated hereby.  No later than the fourth Business Day after the signing of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC (the “8-K Filing”) describing the transactions contemplated hereby, in the form required by the Exchange Act.  The Company shall file this Agreement as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 or if it so chooses, as an exhibit to the 8-K Filing.  Thereafter, the Company shall timely file any filings and notices required by the SEC or the NASD with respect to the transactions contemplated hereby.  Notwithstanding the foregoing, the Company shall not name the Investor in any press release in any statement made with the intent of widespread pubic dissemination without prior notice to the Investor, except to the extent such press release or disclosure is required by law, SEC regulations or forms, NASD regulations or as set forth in the form of press release attached here to as Exhibit H, in which case the Company shall provide the Investor with prior notice of such disclosure.  In furtherance of the foregoing, but not in limitation thereof, the parties acknowledge and agree that the Company shall be able to name the Investor in any private conference or presentation and to respond to questions (even in public conferences or presentation) regarding the Investor, based on information already in the public domain.

8.5.                              HSR Act Filing

The Company and the Investor shall (a) as soon as practicable after the date of this Agreement, but in no event later than 20 days following the Closing Date, file Notification and Report Forms under the HSR Act with the FTC relating to the transaction contemplated by this Agreement, (b) use their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC for additional information or documentation and (c) request that the waiting period under the HSR Act be terminated early.

8.6.                              Insurance

The Company will use its reasonable efforts to maintain insurance, including without limitation directors and officers insurance, with responsible and reputable insurance companies or associations in such amounts and covering such risks as the Company determines is reasonably adequate for the conduct of its business and the value of its property.  For purposes of clarity, the parties acknowledge and agree that the Company shall not be required to expand its insurance coverage beyond those risk areas insured by the Company as of the date hereof and that the Company shall not be required to maintain its current level of insurance coverage with respect to any area of risk if the Board has determined that such level is no longer necessary or appropriate.

SECTION 9.                           MISCELLANEOUS

9.1.                              Notices

(a)                                  All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

if to the Investor, at the address or facsimile number set forth on Exhibit A, or at such other address or facsimile number as the Investor may have furnished the Company in writing; and

if to the Company, at:  4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703-8030 (facsimile:  (919) 941-9797), Attention:  General Counsel, or at such other address or facsimile number as it may have furnished the Investor in writing, with a copy (which shall not constitute notice) to Reed Smith LLP, Princeton Forrestal

Village, 136 Main Street, Suite 250, Princeton, New Jersey 08540 (facsimile:  (609) 951-0824), Attention:  Edward P. Bromley III, Esq.

(b)                                 Any notice so addressed shall be deemed to be given:  if delivered by hand or facsimile, on the date of such delivery; if mailed by overnight courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

9.2.                              Expenses and Taxes

(a)                                  The Company shall reimburse the Investor, within 30 days of the Company’s receipt of an invoice prepared by the Investor, all of the Investor’s reasonable out-of-pocket fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of the Investor’s attorneys, accountants and consultants employed in connection with the Investor’s consideration, negotiation and consummation of the transactions contemplated hereby, the Investor’s due diligence on the Company and any documentation relating to the transactions contemplated hereby.

(b)                                 The Company will pay, and save and hold the Investor harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable on the execution and delivery or acquisition of the Shares or the Exchange Shares.

9.3.                              Reproduction of Documents

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by the Investor on the Closing Date (except for certificates evidencing the Shares themselves), and (iii) financial statements, certificates and other information previously or hereafter furnished to the Investor, may be reproduced by the Company and the Investor by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Company and the Investor may destroy any original document so reproduced.  All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Company or any such Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

9.4.                              Termination and Survival

Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time:

(a)                                  by mutual consent of the Company and the Investor;

(b)                                 by either the Company or the Investor if the Closing shall not have occurred on or prior to the date that is thirty (30) days from the date hereof (unless such date is extended by mutual written consent);

(c)                                  by the Investor, for any material breach of this Agreement by the Company; provided, however, that the Investor may not terminate this Agreement pursuant to this Section 9.4(c) if it is then in material breach of the terms of this Agreement; and

(d)                                 by the Company prior to the Closing, for any material breach of this Agreement by the Investor; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.4(d) if it is then in material breach of the terms of this Agreement.

In the event of termination pursuant to this Section 9.4, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Investor, or their members, partners, directors, officers, agents or stockholders, with respect to this Agreement, except for the liability for any breach of any representation, warranty or covenant contained in this Agreement.

9.5.                              Successors and Assigns

Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.  The Company may not assign its rights or obligations hereunder without the prior written consent of the Investor.  The Investor may not assign its rights or obligations hereunder without the prior written consent of the Company, except that the Investor may assign its rights and obligations hereunder to any of its members or Affiliates or Affiliates of its members; provided, except with regard to any assignment and/or transfer pursuant to Section 8.1, that, the assignee provides the Company with written representations and warranties substantially similar to those provided in Section 4.

9.6.                              Severability

In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

9.7.                              Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

9.8.                              Paragraph and Section Headings

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

9.9.                              Limitation on Enforcement of Remedies

The Company hereby agrees that it will not assert against the limited partners of the Investor any claim it may have under this Agreement by reason of any failure or alleged failure by such Investor to meet its obligations hereunder.

9.10.                        Counterparts

This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

9.11.                        Entire Agreement; Amendment and Waiver

This Agreement, the schedules and exhibits attached hereto constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties.  This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Investor.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

INSPIRE PHARMACEUTICALS, INC.

By:	/s/ CHRISTY L. SHAFFER
Name: Christy L. Shaffer
Title: President and Chief Executive Officer

WARBURG PINCUS PRIVATE EQUITY IX,
L.P.

By:	Warburg Pincus IX LLC, General Partner

By:	Warburg Pincus Partners, LLC, Sole Member

By:	Warburg Pincus & Co., Managing Member

By:	/s/ JONATHAN LEFF
Name: Jonathan Leff
Title: Partner

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT

EXHIBIT A

SCHEDULE OF INVESTORS

INVESTOR NAME AND ADDRESS	SHARES OF EXCHANGEABLE PREFERRED STOCK

Warburg Pincus Private Equity IX, L.P. 466 Lexington Avenue New York, NY 10017 Facsimile: (212) 878-0850 Attention: Mr. Jonathan S. Leff	140,186

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Facsimile: (212) 728-8111 Attention: Steven J. Gartner, Esq. Mark A. Cognetti, Esq.

EXHIBIT B

CERTIFICATE OF DESIGNATIONS

EXHIBIT C

CERTIFICATE OF INCORPORATION

EXHIBIT D

BYLAWS

EXHIBIT E

REGISTRATION RIGHTS AGREEMENT

EXHIBIT F

STANDSTILL AGREEMENT

EXHIBIT G

RIGHTS AMENDMENT

EXHIBIT H

PRESS RELEASE